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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)1



                            BUFFALO WILD WINGS, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   119848109
                                 (CUSIP Number)


                               DECEMBER 31, 2004
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[X]        Rule 13d-1(c)
           Rule 13d-1(d)

______________________
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 119848109                   13G                           Page 2 of 6


1    NAME OF REPORTING PERSON:

     GMN Investors II, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 04-3371811


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                   (a) [ ]

                                                                   (b) [ ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, USA

                 5    SOLE VOTING POWER

                      0


       NUMBER    6    SHARED VOTING POWER

      OF SHARES       0

    BENEFICIALLY

      OWNED BY

        EACH     7    SOLE DISPOSITIVE POWER

      REPORTING       0

     PERSON WITH
                 8    SHARED DISPOSITIVE POWER

                      0
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12   TYPE OF REPORTING PERSON (See Instructions)

     PN

CUSIP No. 119848109                   13G                           Page 3 of 6

ITEM 1.

       (a)     Name of Issuer

               Buffalo Wild Wings, Inc.

       (b)     Address of Issuer's Principal Executive Offices

               1600 Utica Avenue South
               Suite 700
               Minneapolis, MN  55416

ITEM 2.

       (a)     Name of Person Filing

               GMN Investors II, L.P.

       (b)     Address of Principal Business Office or, if none, Residence

               20 William Street
               Wellesley, MA  02481

       (c)     Citizenship

               USA

       (d)     Title of Class of Securities

               Common Stock, no par value

       (e)     CUSIP Number

               119848109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of

CUSIP No. 119848109                   13G                           Page 4 of 6

                 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)
                 (G) (Note: See Item 7)
         (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) [ ] Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

ITEM 4.        OWNERSHIP

         (a) Amount Beneficially Owned

             0

         (b) Percent of Class

             0%

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:  0

             (ii)  shared power to vote or to direct the vote:        0

             (iii) sole power to dispose or to direct the disposition of: 0

             (iv)  shared power to dispose or to direct the disposition of: 0


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

CUSIP No. 119848109                   13G                           Page 5 of 6

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not Applicable


ITEM 10.       CERTIFICATION

               Not Applicable

CUSIP No. 119848109                   13G                           Page 6 of 6

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

     Date: January 20, 2005

                                    GMN Investors II, L.P.


                                    By: /s/ David F. Millet
                                        ---------------------------------------
                                        Name: David F. Millet
                                        Title:  Managing Director